UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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LendingTree, Inc.
(Name of Registrant as Specified In Its Charter)

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Dear Stockholder:
You are invited to attend the 2016 Annual Meeting of Stockholders of LendingTree, Inc., which will be held on Wednesday, June 15, 2016, at 11:00 a.m., local time, at LendingTree’s corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked to vote on the proposals described in detail in the notice of meeting on the following page and the accompanying Proxy Statement.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 29, 2016, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2015 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “How Do I Vote?” in the Proxy Statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Douglas Lebda
Chairman and Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:
LendingTree, Inc. (“LendingTree,” "we," "us" or the “Company”) is providing this Proxy Statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 15, 2016, at 11:00 a.m., local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked:

1.
to elect seven members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2016 fiscal year;

3.	to transact such other business as may properly come before the meeting and any related adjournments or postponements.

Our Board of Directors has set April 18, 2016 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be held on June 15, 2016:

Copies of the Proxy Statement and of our annual report for the fiscal year ended December 31, 2015 are available by visiting the following website: http://www.edocumentview.com/TREE.

By Order Of The Board Of Directors,
Douglas Lebda
Chairman and Chief Executive Officer

April 29, 2016

PROXY STATEMENT

PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with LendingTree’s 2016 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this Proxy Statement, any accompanying proxy card or voting instruction card and our 2015 Annual Report to Stockholders were first made available to stockholders on or about April 29, 2016. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who is entitled to vote at the Annual Meeting?

A:
Holders of LendingTree common stock at the close of business on April 18, 2016, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 29, 2016.

As of the close of business on the record date, there were 11,881,234 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

A:
The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2015 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability?

A:	No. The Notice of Internet Availability identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it.

The Notice of Internet Availability provides instructions on how to vote by Internet or telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your shares are registered in your name, you are a stockholder of record. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.”

You may examine a list of the stockholders of record as of the close of business on April 18, 2016 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. This list will also be made available at the Annual Meeting.

Q:	What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record, you will receive the Notice of Internet Availability or these proxy materials from Computershare for all LendingTree shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares. If you are a stockholder of record and hold additional LendingTree shares in street name, you will receive the Notice of Internet Availability or these proxy materials from Computershare and the third party or parties through which your shares are held. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the Annual Meeting?

A:
The presence in person or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum, if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf at the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstaining votes and broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on the election. In a vote on the other proposals to be considered at the Annual Meeting, an abstaining vote will have the same effect as a vote against the proposals, but a broker non-vote will not be included in the tabulation of the voting results and therefore will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

Q:	What matters will the stockholders vote on at the Annual Meeting?

A:	The stockholders will vote on the following proposals:

•
Proposal 1 - to elect seven members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors); and

•	Proposal 2 - to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2016 fiscal year.
Stockholders will also vote to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:	What are my voting choices when voting for director nominees and what votes are required to elect directors to our Board of Directors?

A:	For the vote on the election of director nominees, you may vote in favor of all nominees, withhold votes as to all nominees or vote in favor of and withhold votes as to specific nominees.

The election of each of Neal Dermer, Robin Henderson, Peter Horan, Douglas Lebda, Steven Ozonian, Saras Sarasvathy and Craig Troyer as director requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of our common stock.

Our Board of Directors recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:
What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm and what votes are required to ratify such appointment?

A:
For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock.

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Q:	Could other matters be decided at the Annual Meeting?

A:	As of the date of the filing of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, our two representatives who have been designated as proxies for the Annual Meeting, Rebecca Martello and Janna James, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?

A:
If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm (Proposal 2). However, they will not have discretion to vote on non-routine matters without direction from you, including the election of directors (Proposal 1). Accordingly, broker non-votes will not occur at the Annual Meeting in connection with Proposal 2. Broker non-votes may occur in connection with Proposal 1; however, broker non-votes will have no effect on the outcome of Proposal 1.

Q:	What happens if I abstain?

A:
Abstentions are counted for purposes of determining whether there is a quorum and, except with respect to the election of directors (Proposal 1), will have the same effect as a vote against the proposal.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•	delivering to Computershare a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
You should send any written notice or a new proxy card to LendingTree c/o Computershare at the following address: Computershare, P.O. Box 30170, College Station, Texas 77842, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling Computershare at 1-877-296-3711 (toll-free).

Q:	What if I do not specify a choice for a proposal when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees named in the Proxy Statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Q:	How are proxies solicited and what is the cost?

A:
We will bear all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the Annual Meeting?

A:
If you have any questions about how to cast your vote for the Annual Meeting or would like copies of any of the documents referred to in this Proxy Statement, you should call Computershare at 1-877-296-3711 (toll-free).

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on June 14, 2016.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to LendingTree c/o Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to LendingTree c/o Computershare at the following address: Computershare, P.O. Box 30170, College Station, Texas 77842. Please allow sufficient time for mailing if you decide to vote by mail.

Vote at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you submit a proxy by telephone or via the Internet you should not return your proxy card. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.

PROPOSAL 1 - ELECTION OF DIRECTORS

Proposal

At the upcoming Annual Meeting, a board of seven directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

Our Board of Directors recommends that stockholders vote FOR the election of each of the following persons:

NEAL DERMER, ROBIN HENDERSON, PETER HORAN, DOUGLAS LEBDA, STEVEN OZONIAN, SARAS SARASVATHY AND CRAIG TROYER

Information Concerning Director Nominees

Background information about the nominees, as well as information regarding additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve on our Board of Directors, is set forth below. Except as otherwise set forth below, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected as a nominee.

Neal Dermer, age 47, has served as a member of our Board of Directors since June 2013. Mr. Dermer is also a member of the Compensation Committee. Mr. Dermer has served as a Senior Vice President and the Treasurer of Liberty Interactive Corporation and Liberty Media Corporation since January 2016, having previously served as a Vice President and the Treasurer from November 2011 to December 2015. He has also served as a Senior Vice President and the Treasurer of Liberty TripAdvisor Holdings, Inc. since January 2016, having previously served as a Vice President and the Treasurer from July 2013 to December 2015, and Liberty Broadband Corporation since January 2016, having previously served as a Vice President and the Treasurer from June 2014 to December 2015. He has held a number of positions with Liberty Interactive and Liberty Media since 1995, and was previously an auditor with KPMG. Mr. Dermer held an active Certified Public Accountant license since 1992 (currently inactive). Mr. Dermer was nominated to our Board of Directors by Liberty Interactive in accordance with the terms of an agreement among us, Liberty Interactive and others known as the Spinco Agreement.

As the treasurer of a number of public companies and as a Certified Public Accountant (currently inactive), Mr. Dermer brings in-depth business, executive management, financial and capital markets experience to our Board of Directors.

Robin Henderson, age 46, has served as a member of our Board of Directors since November 2014. Ms. Henderson is also a member of the Executive Committee and Audit Committee. Ms. Henderson is Senior Director, Private Capital Group, of RXR Realty, which owns and manages over $6.5 billion of real estate comprised of 108 properties containing 20 million square feet. Ms. Henderson joined RXR in February 2010. She is responsible for sourcing institutional capital partners for both the company’s asset level joint ventures and discretionary funds. Since joining RXR, Ms. Henderson has led the effort in raising approximately $2.7 billion of equity to fund RXR’s New York City office portfolio. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity.

Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.

Peter Horan, age 61, has served as a member of our Board of Directors since August 2008. Mr. Horan is also Chair of our Compensation Committee, Chair of our Nominating Committee and a member of our Audit Committee. Mr. Horan is currently the founder of Horan Media Tech Advisors. He previously served as President and Chief Operating Officer of Answers Corporation. He was previously Executive Chairman of SocialChorus, a provider of software to automate and streamline social influence marketing. He previously served as Chairman of Goodmail Systems, Inc., a provider of e-mail authentication services, from February 2010 to February 2011, and he served as Chief Executive Officer of that company from May 2008 until February 2010. Mr. Horan has made investments in, and served on the board of directors of, several private companies.

Prior to that, Mr. Horan served as Chief Executive Officer of IAC/InterActiveCorp Media & Advertising from January 2007 to June 2008. Prior to joining IAC, Mr. Horan served as Chief Executive Officer of AllBusiness.com, Inc., which operates a website providing advice for small businesses, About.com, Inc., an internet resource providing expert advice on a wide variety of topics, and DevX.com, Inc., a provider of technical information, tools and services for IT professionals developing corporate applications. Additionally, Mr. Horan served in senior management roles at International Data Group, a technology media, events and research company, including its Computerworld publication for IT leaders. Prior to that, Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather. Mr. Horan is a member of the Board of Directors of Merchant Circle, a private company that helps people find local merchants, Purch Inc., a private media company and Outdoor Projects LLC, a private marketing company specializing in outdoor media projects.

Mr. Horan brings to our Board of Directors his diverse executive and management experience as well as a significant knowledge of the Internet media and advertising industries. He also provides our Board of Directors with financial reporting expertise and a unique perspective from his experience in account management positions in the advertising industry.

Douglas Lebda, age 46, is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008. Mr. Lebda is also a member of our Executive Committee. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008, when the company was spun-off from IAC/InterActiveCorp. Prior to that, Mr. Lebda served in roles as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers. Mr. Lebda was a member of the Board of Directors of Eastman Kodak. In January 2012, Eastman Kodak filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.

Mr. Lebda, the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his service on the board of Eastman Kodak.

Steven Ozonian, age 60, has served as a member of our Board of Directors since June 2011. Mr. Ozonian is Chair of our Executive Committee, Chair of our Audit Committee and a member of our Nominating Committee. Mr. Ozonian currently serves as President of the Williston Financial Group. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. On March 15, 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and, on March 31, 2011, Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our company, Mr. Ozonian served as the Executive Chairman of Global Mobility Solutions, an employee mobility provider, from 2005 to 2010. Mr. Ozonian has held other high level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America.

Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporations.

Saras Sarasvathy, age 57, has served as a member of our Board of Directors since July 2015. Ms. Sarasvathy is also a member of our Compensation Committee. Ms. Sarasvathy is the Isidore Horween Research Professor at University of Virginia's Darden Graduate School of Business. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses. Ms. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers.

Through her research and practical experience co-founding five ventures of her own, Ms. Sarasvathy brings to our company valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms.

Craig Troyer, age 47, has served as a member of our Board of Directors since July 2014. Mr. Troyer has served as a Vice President and Deputy General Counsel of Liberty Interactive Corporation and Liberty Media Corporation since November 2011. He has held a number of positions with Liberty Interactive since October 2005. Prior to joining Liberty Interactive, he was a corporate transactional attorney with Baker Botts, L.L.P. Mr. Troyer is a graduate of the University of Oklahoma and the University of Chicago Law School. Mr. Troyer was nominated to our Board of Directors by Liberty Interactive Corporation in accordance with the terms of the Spinco Agreement described under “Certain Relationships and Related Transactions-Agreements with Liberty Interactive Corporation,” below.

Mr. Troyer brings extensive experience in business and corporate transactions to the Board.

All nominees have been recommended by the Nominating Committee. All nominees are current directors standing for re-election.

Corporate Governance

Director Independence. Under the Listing Rules of the NASDAQ Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the NASDAQ Stock Market.

Our Board of Directors has determined that each of Mr. Dermer, Ms. Henderson, Mr. Horan, Mr. Ozonian, Ms. Sarasvathy and Mr. Troyer is an independent director within the meaning of the applicable NASDAQ standards.

Director Nominations. Our Nominating Committee considers and recommends to our Board of Directors candidates for election to our Board of Directors and nominees for committee memberships and committee chairs. Each member of the Nominating Committee participates in the review and discussion of director candidates. In addition, directors who are not on the Nominating Committee may meet with and evaluate the suitability of candidates. The full Board of Directors makes final determinations on director nominees.

Our Board of Directors does not have specific requirements for eligibility to serve as a director of LendingTree. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate’s experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.

In evaluating director candidates, the Chair of the Nominating Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.

In identifying potential director candidates, the Nominating Committee seeks input from other members of our Board of Directors and executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating Committee. The Nominating Committee also considers candidates nominated by Liberty Interactive Corporation in accordance with its rights under the Spinco Agreement described under “Certain Relationships and Related Transactions-Agreements with Liberty Interactive Corporation,” below. The Nominating Committee will also consider director candidates recommended by other stockholders to stand for election at the Annual Meeting of Stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations of Director Candidates.” Except for Mr. Dermer and Mr. Troyer, who were nominated by Liberty Interactive Corporation in accordance with its rights under the Spinco Agreement, the Nominating Committee has not had any director candidates put forward by a stockholder or a group of stockholders that beneficially owned more than five percent of our stock for at least one year.

Stockholder Recommendations of Director Candidates. The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating Committee. Stockholders who wish to make such a recommendation should send the recommendation to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board of Directors.

Our Board of Directors and Committees

Our Board of Directors. Our Board of Directors met seven times during 2015 and acted by unanimous written consent two times. During 2015, all the incumbent directors attended more than 75% of the meetings of our Board of Directors and of its committees on which they served during the period of time that each such director was a member of the Board of Directors. Directors are not required to attend annual meetings of our stockholders. None of our directors attended our 2015 Annual Meeting of Stockholders.

Board Committees. The following table sets forth the current members of the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee:

Director Name	Audit Committee	Compensation Committee	Nominating Committee	Executive Committee
Neal Dermer		X
Robin Henderson	X		X	X
Peter Horan	X	X (Chair)	X (Chair)
Douglas Lebda				X
Steven Ozonian	X (Chair)		X	X (Chair)
Saras Sarasvathy		X
Craig Troyer

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our internal audit function and independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met six times during 2015 and acted by unanimous written consent two times. The formal report of the Audit Committee is set forth under “Audit Committee Matters,” below.

All members of the Audit Committee are independent directors within the meaning of the applicable NASDAQ listing standards. Our Board of Directors has determined that each of Mr. Horan and Mr. Ozonian is an “audit committee financial expert,” as such term is defined in applicable SEC rules.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. For additional information on our processes and procedures for the consideration and determination of executive and director compensation and the roles of the Compensation Committee related thereto, see the discussion under “Executive Compensation and Related Information-Overview” and “Director Compensation,” below.

All of the members of the Compensation Committee are independent directors within the meaning of the applicable NASDAQ listing standards. The Compensation Committee met ten times during 2015 and acted by unanimous written consent three times.

Nominating Committee. The Nominating Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Nominating Committee’s functions include identifying, evaluating and recommending candidates for election to our Board of Directors. Additionally, the Nominating Committee is responsible for recommending compensation arrangements for non-employee directors.

All of the members of the committee are independent directors within the meaning of the applicable NASDAQ listing standards. The Nominating Committee met five times during 2015 and did not act by unanimous written consent during 2015.

Board Leadership Structure. Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. Our Board of Directors does not currently have a designated lead independent director. Our Board of Directors believes that the appointment of a designated lead independent director is not necessary at this time because of the Company’s small size and because the independent directors play an active role in matters of our Board of Directors.

Board Role in Risk Oversight. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.

While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. Our Board of Directors and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors and executive officers, and corporate governance.

Stockholder Communications with our Board of Directors

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to our Board of Directors, or to the specified director(s), if appropriate.

All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of LendingTree’s financial statements, (2) the effectiveness of LendingTree’s internal control over financial reporting, (3) the qualifications and independence of LendingTree’s independent registered public accounting firm, (4) the performance of LendingTree’s internal audit function and independent registered public accounting firm and (5) LendingTree’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LendingTree’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and LendingTree’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of LendingTree for the fiscal year ended December 31, 2015 with management and PricewaterhouseCoopers LLP, LendingTree’s independent registered public accounting firm for the 2015 fiscal year.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Board in Rule 3200T and No. 114, “The Auditor’s Communication With Those Charged With Governance.” In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from LendingTree and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended on February 24, 2016 to the Board of Directors that the audited consolidated financial statements for LendingTree for the fiscal year ended December 31, 2015 be included in its Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Members of the Audit Committee

Steve Ozonian (Chair)
Robin Henderson
Peter Horan

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth fees for all professional services rendered by PricewaterhouseCoopers LLP as our principal accountant for the years ended December 31, 2015 and December 31, 2014.

	Year Ended December 31, 2015		Year Ended December 31, 2014
Audit Fees (1)	$1,177,577	(2)	$928,200
Audit-Related Fees	—		—
Tax Fees	226,000	(3)	33,100
All Other Fees	1,800	(4)	1,800
Total	$1,405,377		$963,100

(1)
Audit Fees include fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, due diligence fees related to merger and acquisition related matters, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.

(2) Includes fees billed by our principal accountant for audit services related to our consolidated financial statements through April 26, 2016.
(3) Includes fees related to tax compliance and tax advice.
(4) Includes amounts for license fees for an accounting reporting research tool.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current practice is to pre-approve all audit and all non-audit services to be provided to the Company by its independent public accounting firm.
INFORMATION CONCERNING EXECUTIVE OFFICERS

Background information about our executive officers is set forth below.

Background information about Mr. Lebda, our Chairman and Chief Executive Officer, is above under the heading “Information Concerning Director Nominees.”

Gabriel Dalporto, age 44, has served as the Company's Chief Financial Officer since June 2015. Prior to that, he served as the Company’s Chief Marketing Officer since April 2011 and also as President of Mortgage since March 2013, and was designated by our Board of Directors as an executive officer in February 2012. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JP Morgan Chase from September 2003 to July 2004.

Nikul Patel, age 43, has served as the Company's Chief Operating Officer since June 2015. Prior to that, Mr. Patel served as the Company's Chief Product Officer and Chief Technology Officer from February 2013 to June 2015. He joined the Company in June 2012 as Senior Vice President of Product. Mr. Patel is responsible for product management, product engineering, information technology and information security at the Company. Prior to joining the Company, Mr. Patel served as President of Home-Account.com, a Silicon Valley start-up with an online mortgage shopping experience, following its acquisition by Bills.com in July 2010 until June 2012. Prior to such acquisition, Mr. Patel served as Chief Operating Officer and Vice President - Products of Home-Account.com from May 2009 to July 2010. From 1997 to 2008, Mr. Patel held various senior management roles involving technology product and services at Intel Corporation. In addition, Mr. Patel co-founded Movoto.com, an online real estate shopping website, in 2005. Mr. Patel received his Masters of Business Administration with honors from the Wharton School of the University of Pennsylvania and his Masters of Science in Computer Engineering from Florida Atlantic University.

Neil Salvage, age 43, has served as the Company's Chief Revenue Officer since June 2015. Prior to that, Mr. Salvage had served as General Manager of the LendingTree Home Pros business since July 2013. Prior to joining the Company, Mr. Salvage served as Head of Digital Sales for CBS Television and Radio, Executive Vice President of CityGrid Media and Vice President of Yellowpages.com. He also is frequently featured as a panelist at many industry conferences, including Kelsey Group, Association of Directory Marketing, Inc. and Search Engine Strategies. Mr. Salvage holds two Bachelor of Science degrees from the University of South Carolina in each of Business Administration and Management. Mr. Salvage also holds an M.S. degree in Computer Resources and Information Management from Webster University.

Carla Shumate, age 45, joined the Company in December 2012 and, since January 31, 2013, has served as the Company’s Chief Accounting Officer and principal accounting officer. Ms. Shumate joined the Company from King Pharmaceuticals, Inc. where she held various positions from 2001 until 2012, including Senior Vice President and Controller since 2005. Previously, Ms. Shumate held various positions with PricewaterhouseCoopers LLP from 1993 until 2000, including Manager from 1998 until 2000. Ms. Shumate received her Bachelor of Science degree in Accounting from Wake Forest University and has been a Certified Public Accountant since 1997.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012, and then for the years ended December 31, 2013, December 31, 2014 and December 31, 2015.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of LendingTree common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2016, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid or awarded to, or earned by, our “named executive officers” (NEOs) for fiscal year 2015. Our named executive officers are our principal executive officer, principal financial officer, previous principal financial officer and the three other most highly compensated executive officers for fiscal year 2015. In accordance with the rules and regulations of the Securities and Exchange Commission (SEC), we determined that the following persons were our NEOs for fiscal year 2015:

•	Douglas Lebda, our Chairman and Chief Executive Officer (and our principal executive officer);

•	Alex Mandel, our previous Chief Financial Officer (and our principal financial officer until June 8, 2015);

•	Gabe Dalporto, our Chief Financial Officer (and our principal financial officer since June 8, 2015);

•	Nikul Patel, our Chief Operating Officer;

•	Neil Salvage, our Chief Revenue Officer (since June 2015); and

•	Carla Shumate, our Chief Accounting Officer and Treasurer, SVP.
This compensation discussion and analysis section addresses and explains the compensation practices that were followed in fiscal year 2015, the numerical and related information contained in the summary compensation and related tables presented below, and actions taken regarding executive compensation after the end of fiscal year 2015, that could affect a fair understanding of a named executive officer’s compensation during fiscal year 2015.

In addition, actual dates of service for a named executive officer could affect a fair understanding of such named executive officer's compensation for fiscal year 2015. As Mr. Mandel's employment with the Company terminated effective July 3, 2015, Mr. Mandel's reported compensation reflects a partial year of service.

Overview of Fiscal Year 2015 Performance

In fiscal year 2015, our financial performance exceeded that of the prior fiscal year and exceeded our published guidance.

Our total annual revenue increased by approximately 52% to $254.2 million in fiscal year 2015. Revenue from our mortgage products increased 23% over the prior year. Our revenue diversification strategy bolstered those results as revenue from our non-mortgage products grew 168% and, in the fourth quarter, represented 40% of total revenue. Growth in our non-mortgage products was lead predominately by our personal loan product which grew from $12 million in 2014 to more than $51 million in 2015 and our credit cards product which grew from less than $1 million in 2014 to almost $10 million in 2015.

Additionally, our adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) net of annual incentive expense increased by approximately 82% from $25.5 million in fiscal year 2014 to $46.5 million in fiscal year 2015. These positive financial results highlight just a few of the fiscal year 2015 financial accomplishments which we believe will be instrumental in positioning us for continued future short and long term success in our highly competitive industry. Executive management played a principal role in generating these positive financial results and helps demonstrate that our compensation programs can foster success and are reflective of pay for performance.

Adjusted EBITDA is the primary metric by which (i) we evaluate the performance of our businesses, (ii) our internal budgets are based, and (iii) executive management is compensated. We believe that Adjusted EBITDA is the preferred way to both motivate and evaluate management because it is an operational financial metric which can be directly affected by management’s business decisions without being distorted by various non-operational tax and financial accounting effects that are largely outside of management’s control. Moreover, we believe that positive Adjusted EBITDA will be correlated with positive growth in stockholder value.

Additionally, we completed a public offering of common stock at $115 per share, raising net proceeds of $91.5 million, and finished the 2015 year with $207.0 million of cash and cash equivalents compared to $86.2 million at the end of 2014.

We believe that we have assembled an outstanding management team. We believe our growth demonstrates the success and effectiveness of our past compensation decisions. We also believe that the compensation amounts paid to our named executive officers for their services in fiscal 2015 were fair, reasonable and in our best interests.

Compensation Overview

Role of the Compensation Committee. The Compensation Committee (“Compensation Committee”) of our Board of Directors (“Board”) has primary responsibility for determinations and oversight with respect to our executive compensation policies and decisions and for establishing compensation of our NEOs. During fiscal year 2015, the Compensation Committee members were Peter Horan (Chairperson), Neal Dermer and Saras Sarasvathy (who became a committee member in July 2015).

The primary goals of our compensation program and policies are to attract, retain and reward talented executives, ensure compensation is closely aligned with our corporate strategies and objectives and the long-term interests of our stockholders and ensure that total compensation is fair, reasonable and competitive within our industry. The Compensation Committee reviews overall Company and individual performance in connection with its review and determination of each named executive officer’s compensation. The Compensation Committee frequently requests the Chief Executive Officer (who is also a member of the Board) to be present at Compensation Committee meetings where executive compensation and Company performance are discussed and evaluated. Our Chief Executive Officer discusses with the Compensation Committee and makes recommendations regarding the annual incentive program performance objectives and named executive officer salary adjustments, incentive payouts and equity awards. While the Chief Executive Officer provides insight, suggestions and recommendations regarding executive compensation, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.

The Compensation Committee meets with the Chief Executive Officer to discuss his own compensation, but ultimately, decisions regarding his compensation are made by the Compensation Committee, meeting in executive session, solely based upon the Compensation Committee’s deliberations. Decisions regarding other executive officers are made by the Compensation Committee after considering recommendations from the Chief Executive Officer. In making its determinations with respect to executive compensation, the Compensation Committee is supported by our Chief People Officer. In addition, the Compensation Committee engages the services of an independent compensation consultant as discussed below.

Compensation Philosophy and Objectives. The Compensation Committee’s compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the NEOs with the interests of the stockholders. To do this, we must offer a competitive total compensation package consisting of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the NEOs should be primarily based on our performance. Because we are not a very large company, the performance of the NEOs directly affects all aspects of our results. Therefore, the Compensation Committee typically has developed variable incentive compensation arrangements for the NEOs that are entirely or largely based on our Company performance rather than upon individual performance measures. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our NEOs.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the NEOs.

Compensation Structure. The Compensation Committee establishes a total targeted cash compensation amount for each NEO, which includes base salary and annual incentive compensation (sometimes generically referred to herein as “annual incentives” or “incentives”), intended to serve as a retention incentive and an incentive for the NEOs to achieve above normal financial results for our business and to appropriately compensate the NEOs for successfully achieving such performance. Additionally, a significant portion of the executives’ compensation is at-risk, vests over time if equity based, and is tied directly to our short-term and long-term success. All of the elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases.

The NEOs’ annual incentive compensation is based on our operational performance which the Compensation Committee believes reflects the ability of the NEOs to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Compensation Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the NEOs each year.

The Compensation Committee also considers each NEO’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Role of the Independent Compensation Consultant. For fiscal year 2015, the Compensation Committee retained Pearl Meyer (“PM” or the “Compensation Consultant”) as its independent consultant. PM reports directly to the Compensation Committee and performs no other work for the Company besides rendering compensation consulting services. In accordance with its charter, the Compensation Committee analyzed whether the work of PM as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by PM; (ii) the amount of fees from the Company paid to PM as a percentage of the firm’s total revenue; (iii) PM’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by PM or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of PM and the individual compensation advisors employed by PM as compensation consultants to the Company has not created any conflict of interest.

PM provided the following services in fiscal year 2015:

•	Attended Compensation Committee meetings;

•	Provided independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advised on plans or practices that may improve effectiveness;

•	Provided and discussed survey data for competitive comparisons, including benchmarking compensation for our former Chief Financial Officer and Chief Accounting Officer;

•	Reviewed the compensation tables, and other compensation-related disclosures in our proxy statements;

•	Offered recommendations, insights and perspectives on compensation related matters; and

•	Supported the Compensation Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our stockholders.
PM also provides the Nominating Committee of our Board with survey information with respect to the compensation of our Board members.

In fiscal year 2015, PM attended several Compensation Committee meetings in person or by telephone, including executive sessions as requested, and consulted with the Compensation Committee Chair between meetings. PM also reviewed this executive compensation disclosure and the tables contained in this Proxy Statement.

Tax and Accounting Considerations

In fiscal year 2015, while the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers during such fiscal year.

2014 Advisory Vote on Executive Compensation

At our 2014 annual stockholders meeting, of the approximately 9.7 million votes which affirmatively voted either in favor of or against approving our executive compensation programs, close to 80% voted in favor, reflecting very strong stockholder support for our executive compensation programs. The Compensation Committee considers these results, along with other information, in setting executive compensation. After taking into account all of the information the Compensation Committee believed was relevant to its review, including the high level of stockholder support based on the advisory vote results, the Compensation Committee did not make any changes to the structure of our executive compensation plans and programs that were based on this advisory vote. Our next advisory vote on our executive compensation programs will occur at our 2017 annual stockholders meeting.

Policy on Hedging

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial installments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as our shareholders. Therefore, any NEO wishing to enter into such an arrangement must first submit the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to our Legal Department before any approval is provided. And, our Legal Department may approve or disapprove such proposed transaction in its discretion.

Risk Assessment of Compensation Programs

The Compensation Committee considered risk as it relates to our compensation programs, and does not believe our compensation programs encourage excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our named executive officers do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our equity incentive grants have traditionally been structured to provide longer term incentives. As a result, the Compensation Committee believes our compensation programs strike a balance between providing secure compensation and appropriate long-term incentives, such that our named executive officers are not encouraged to take unnecessary or excessive risks.

Key Elements of Executive Compensation for the 2015 Named Executive Officers

The compensation of the named executive officers has three primary components:

•	annual base salary;

•	annual cash incentive opportunity; and

•	long-term equity-based compensation.
In addition to the above, we also provide severance benefits to our named executive officers under certain circumstances. Perquisites, and benefits generally available to other employees, generally represent only a minor portion of the total compensation of the named executive officers.

Base Salaries. Salaries are established based on the individual responsibilities of the NEOs in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other NEOs.

The Compensation Committee considers compensation data and analysis provided by PM to help determine competitive compensation levels for our NEOs. PM provided input on fiscal 2015 compensation levels for Mr. Mandel and Ms. Shumate.

Based on the analysis from PM and input from our Chief Executive Officer concerning performance and retention considerations, the Compensation Committee adopted the recommendations made by our Chief People Officer and increased the annual base salary for Mr. Mandel and Ms. Shumate from fiscal 2014 to fiscal 2015 as set forth in the table below.

The below table reflects fiscal 2013 through 2015 annual base salaries for each named executive officer. The annual base salary amounts in the table below reflect a full year base salary rate. Actual base salary amounts paid may be lower in the event that an individual is employed for only a portion of a particular fiscal year.

	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Douglas Lebda	$600,000	$600,000	$600,000
Alex Mandel (1)	$250,000	$250,000	$290,000
Gabe Dalporto	$350,000	$350,000	$350,000
Nikul Patel	$250,000	$300,000	$300,000
Neil Salvage	$390,000	$390,000	$390,000
Carla Shumate	$200,000	$210,000	$230,000

(1) Mr. Mandel's employment with the Company terminated effective July 3, 2015. Mr. Mandel's actual base salary amount paid for such partial year of service in Fiscal Year 2015 was $151,385. Mr. Mandel was also paid severance amounts described in the SUMMARY COMPENSATION TABLE - FISCAL YEAR 2015 below.

2015 Annual Incentive Program. The 2015 annual incentive program for NEOs was comprised of two components, a variable and a non-variable component, each of which accounted for 50% of the total annual target bonus amount. The Compensation

Committee established specified performance criteria to be used to assess the actual amount of the incentive, if any, to be awarded to the named executive officers. The non-variable component, which is equal to 50% of the annual target bonus amount, is intended to serve as a further retention incentive for the officers and is paid out to the named executive officer after the end of the fiscal year provided that the threshold annual incentive performance goals are achieved and the officer has remained employed with the Company through the date of such payment.

For each component, the Compensation Committee established fiscal year 2015 target incentive levels denominated as a percentage of the named executive officer’s annual base salary, based (where applicable) on the total annual target bonus percentages expressed in the respective employment agreements for each officer, and established specified performance criteria to be used to assess the actual amount of the incentive, if any, to be awarded to the named executive officers. The actual annual incentive payment for the variable component could have been less than or greater than the target depending upon the degree of attainment of the specified performance goal. For each percentage point that the actual performance attained exceeded the target goal, the amount of the variable payment, as a function of the target amount, would increase by 1% up to a maximum payment of 200% of the target amount. However, for each percentage point that the actual performance attained was below the target goal, the amount of the variable payment, as a function of the target amount, would decrease by 2%.

The Compensation Committee set Adjusted EBITDA (as defined above under the heading “-Overview of Fiscal Year 2015 Performance”), net of annual incentive expense, as the overall Company performance measure. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies and legal fees for certain patent litigation, (6) adjustments for acquisitions or dispositions, and (7) one-time items. The Adjusted EBITDA goals were based on the 2015 budget approved by our Board.

The threshold, target and maximum Adjusted EBITDA net of annual incentive expense performance goals for fiscal year 2015 are shown in the below table along with the actual achieved Adjusted EBITDA, respectively.

	Threshold Adjusted EBITDA Net of Annual Incentive Expense ($m)	Target Adjusted EBITDA Net of Annual Incentive Expense ($m)	Maximum Adjusted EBITDA Net of Annual Incentive Expense ($m)	Actual Adjusted EBITDA Net of Annual Incentive Expense ($m)
First Fiscal Quarter 2015	$4.6	$6.1	$12.3	$10.3
Second Fiscal Quarter 2015	$5.7	$7.6	$15.2	$10.3
Third Fiscal Quarter 2015	$6.4	$8.5	$17.0	$12.5
Fourth Fiscal Quarter 2015	$6.2	$8.3	$16.5	$13.4
Fiscal Year 2015	$22.9	$30.5	$61.0	$46.5

Each named executive officer’s incentive for the variable component is prorated based on performance between threshold and maximum levels, subject to the Compensation Committee’s discretionary adjustment. If the target performance level was achieved, the named executive officer would be eligible to receive the target incentive (specified below), subject to discretionary adjustment to the total incentive amount by the Compensation Committee based on his/her individual performance. Achievement of the maximum performance levels would have resulted in the maximum incentive opportunity, as described above, subject to downward discretion of the Compensation Committee for individual performance. Incentives earned, if any, would be paid out after the completion of the applicable fiscal quarter/year.

The annual incentive program was designed to enable incentives that are earned and paid to qualify as performance-based compensation that is deductible by LendingTree for income tax purposes under Code Section 162(m). The Compensation Committee therefore established, under the Fourth Amended and Restated 2008 Equity Incentive Plan, a maximum annual incentive opportunity of $1,250,000 for Mr. Lebda if our Adjusted EBITDA met or exceeded the above performance goals. For each fiscal quarter in 2015, Mr. Lebda was eligible to receive up to 125% of his quarterly base salary of $150,000 if the Company’s Adjusted EBITDA was at least $1.0 million for the applicable fiscal quarter. Additionally, Mr. Lebda was eligible to receive up to 250% of his annual base salary of $600,000 if the Company’s Adjusted EBITDA was at least $1.0 million for fiscal year 2015, but with any such payout to Mr. Lebda reduced by quarterly incentive payments he had received for fiscal year 2015.

The below fiscal year 2015 annual target bonus opportunities and payouts were approved by the Compensation Committee. Total annual target bonus amounts are determined as a percentage of the NEO’s annual base salary and these percentages are set forth in the NEO’s employment agreements, which are more fully described in the Employment and Change in Control Agreement section below. In March 2015, based on benchmarking data from PM and input from our CEO concerning performance and retention considerations, the Compensation Committee adopted our Chief People Officer's recommendation to increase Mr. Mandel's total annual target bonus percentage from 50% of annual base salary to 60% and Ms. Shumate’s total annual target bonus percentage from 35% of annual base salary to 40%.

	Non-Variable Component Amount	Target Non-Variable Component as Percentage of Annual Salary	Target Variable Component Amount	Target Variable Component as Percentage of Annual Salary	Target Business Unit Component Amount	Target Business Unit Component as a Percentage	Actual Total Payout (1)
Douglas Lebda	$375,000	62.5%	$375,000	62.5%	$—	—%	$947,165
Alex Mandel (2)	$87,000	30%	$87,000	30%	$—	—%	$26,906
Gabe Dalporto	$105,000	30%	$105,000	30%	$—	—%	$265,206
Nikul Patel	$90,000	30%	$90,000	30%	$—	—%	$227,320
Neil Salvage (3)	$87,750	22.5%	$87,750	22.5%	$58,000	15%	$282,810
Carla Shumate	$46,000	20%	$46,000	20%	$—	—%	$116,186

(1) By way of example, Mr. Dalporto’s actual total payout of $265,206 is equal to the sum of Mr. Dalporto’s Non-Variable Component Amount plus Mr. Dalporto’s Variable Component Amount. The Non-Variable Component Amount was calculated as follows: base salary of $350,000 * Non-Variable Component Percentage of 30% = $105,000. The Variable Component Amount was calculated as follows: [base salary of $350,000 * Target Variable Component Percentage of 30% = $105,000]*[actual performance attained (expressed as a percentage) 152%] = $160,206]. As more fully described in "Fiscal Year 2016 NEO Compensation Decisions" below, in recognition of the Company's 2015 outstanding performance, in February 2016 the Compensation Committee approved stock option awards for certain executives as further compensation for fiscal year 2015 performance.
(2) Mr. Mandel's employment with the Company terminated effective July 3, 2015. In accordance with his employment agreement with us, Mr. Mandel's actual incentive program payout reflects his partial year of service and only the payment of amounts for which he was eligible based on his termination date.
(3) Mr. Salvage served as our General Manager - Home Pros prior to being appointed Chief Revenue Officer in June 2015. In connection with such previous role, 25% of Mr. Salvage's total annual target bonus amount was awarded based on the achievement of certain performance goals specific to the Company's home services product. This business unit component amount was prorated based on performance between threshold and maximum levels in the same manner as the variable component amount described above in the 2015 Annual Incentive Program section. A business unit component will not be part of Mr. Salvage's 2016 total annual target bonus amount.

Long-Term Equity Compensation Awards. The Compensation Committee has the authority to grant equity compensation awards under our LendingTree, Inc. Fourth Amended and Restated 2008 Equity Incentive Plan (the “Stock Plan”). No equity grants were made to NEOs in fiscal year 2015. However, to fully understand the compensation of our NEOs, the following description of our stock plan and certain long term incentive stock option grants made to NEOs in August 2014 and in February 2016 is provided below.

The Stock Plan permits the discretionary award of incentive stock options (ISOs), nonqualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, restricted stock units, other stock-based awards and incentive awards. Individuals eligible to receive awards and grants under the Stock Plan include our directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us. As of April 22, 2016, there were seven directors, four executive officers who are not directors and 317 employees other than executive officers who are authorized to receive awards under the Stock Plan. In addition, awards granted under certain previous LendingTree, and parent, subsidiary, and affiliate company incentive plans, are also governed by the Stock Plan, as detailed further in the Employee Matters Agreement previously filed with the Securities and Exchange Commission as Exhibit 10.3 to the Form 8-K filed on August 25, 2008 (these awards are referred to as “Adjusted Awards”).

The Stock Plan is administered by the Compensation Committee or another committee of our Board of Directors as it may from time to time designate. Among other things, the Compensation Committee selects individuals to whom awards may be granted, determines the type of award as well as the number of shares of common stock to be covered by each award, determines the terms and conditions of any awards, including performance goals (if any) and their degree of satisfaction and interprets the terms and provisions of the Stock Plan and any stock award issued under the Stock Plan. However, the exercise prices of outstanding stock options and SARs may not be lowered or reduced without the approval of our stockholders. The Compensation Committee has the ability and flexibility under the Stock Plan to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management’s superior performance and continued service to us. The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time, or other achievement or termination provisions. Long-term equity awards are granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success. Determinations of the Compensation Committee with respect to the Stock Plan are final, binding and conclusive.

The Stock Plan was most recently approved by our stockholders in June 2014 and such approval authorized an increase of one million shares to the Stock Plan share reserve. Therefore, in accordance with such approval, the Stock Plan authorizes a maximum issuance of up to (i) 4,350,000 shares of common stock pursuant to new awards plus (ii) the number of shares of common stock that may be issuable upon exercise or vesting of the Adjusted Awards, which includes all outstanding awards and all shares already issued under previously outstanding awards since the original adoption of the Stock Plan in 2008. As of April 22, 2016, a total of 1,838,200 shares have been issued under the Stock Plan and are no longer subject to forfeiture. Although included in the total share reserve described above, these shares are included in our currently outstanding number of shares and will never again become available for future grants under the Stock Plan. Additionally, a total of 1,590,659 shares are either reserved for issuance under currently outstanding awards or issued as restricted stock that is subject to forfeiture if vesting conditions are not satisfied. These shares are not currently available for new awards, but they may be returned to the Stock Plan and available for future awards if they are not ultimately issued under the currently outstanding awards or are forfeited after issuance. No single participant may be granted awards covering in excess of 2,833,333 shares of common stock over the life of the Stock Plan. On April 22, 2016, the closing price of a share of our common stock on the NASDAQ Stock Market was $93.92.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the NEOs or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made.

Whereas historically equity grants to the NEOs were generally in the form of annual restricted stock or restricted stock units awards, in fiscal year 2014 the Compensation Committee approved various changes to the equity compensation program. Working with the Compensation Consultant and considering recommendations provided by executive management, the Compensation Committee determined that it would be beneficial to also grant stock options to the NEOs. Based on valuation analyses provided by the Compensation Consultant, the Compensation Committee determined that a stock option grant has roughly one-third of the value of a full value stock award covering the same number of shares. The Compensation Committee believes that incorporating stock options (which only provide value to the extent that our share price increases in value after the option is granted) will further motivate executives to focus on the appreciation in the value of our common stock.

In 2014, executive management also provided a recommendation to the Compensation Committee that long-term stock value appreciation and retention of senior management could be better achieved with a larger than normal equity grant with extended cliff-based vesting. Management also believed that this would foster an entrepreneurial mentality among senior executives and further connect their compensation with the welfare of Company stockholders. The Compensation Committee, aided by the Compensation Consultant, considered these recommendations and in August 2014 approved the following stock option grants to NEOs and to other key employees.

Shares Subject to Stock Options
Douglas Lebda	200,000
Alex Mandel (1)	125,000
Gabe Dalporto	125,000
Nikul Patel	175,000
Neil Salvage	75,000
Carla Shumate	52,000
(1) Mr. Mandel's grant was forfeited upon termination of employment.

The stock options were granted on August 6, 2014 and vest 25% on the date that is 2 ½ years after the date of grant with the remaining 75% vesting on the date that is 3 ½ years after the date of grant and with full vesting occurring upon a change in control of the Company. In November 2015, the Compensation Committee amended the award agreements to provide for full vesting of the stock option awards in the event of the recipient's death or disability. The stock option per share exercise price is $26.59 which was equal to our closing share price on the date of option grant. The stock option maximum term is ten years after the date of grant. Except as described above, any unvested portion of the stock options will be forfeited upon the optionee’s termination of service for any reason and no accelerated vesting will be provided upon termination of service notwithstanding anything to the contrary in any NEO’s employment agreement.

The size of each award for each key employee was determined based on the job function, individual responsibilities and total other compensation.

Benefits. We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the NEOs. These benefits do not discriminate in scope, terms or operation in favor of the NEOs.

Perquisites. Any benefits that could be considered perquisites amount to less than $10,000 per year for each NEO individually except for Mr. Lebda whose perquisites in fiscal year 2015 included $86,470 for a tax gross up for tuition reimbursement for an executive Masters of Business Administration program, $6,741 for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes, $15,000 for reimbursement of legal fees in connection with Mr. Lebda's sale of shares in connection with the Company's public offering of common stock in November 2015 and $8,453 for remote communication expenses.

Deductibility of Compensation. Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain of our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. Compensation that is earned based on achievement of performance-based criteria which have been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards issued under those plans, other than certain time-based vesting shares, may constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. While the Committee intends that all compensation be deductible, there will be instances where potentially non-deductible compensation is provided to reward our named executive officers consistent with our compensation philosophy for each compensation element.

Fiscal Year 2016 NEO Compensation Decisions

The Compensation Committee made the following compensation decisions thus far during fiscal 2016 with respect to our NEOs. Each of the compensation decisions reflected the Compensation Committee’s assessment of internal and external equity considerations with the goal of providing competitive compensation to our NEOs.

In February 2016, the Committee reviewed the payments executives received for their outstanding 2015 performance and recognized that executives were not fully rewarded because the non-variable component of the 2015 annual incentive program, which accounted for 50% of the target amount, did not reflect the Company's outstanding performance in 2015. In recognition of the outstanding performance in 2015, the Committee asked management to make a proposal to further reward executive officers. Management recommended that the Compensation Committee award to NEOs, and certain other executives, stock options in recognition of the Company's fiscal year 2015 performance which substantially surpassed the performance targets set by the Board. In February 2016, the Compensation Committee approved the following stock option grants to NEOs:

Shares Subject to Stock Options
Douglas Lebda	5,973
Gabe Dalporto	1,673
Nikul Patel	1,434
Neil Salvage	1,398
Carla Shumate	733

These stock options vest in equal annual installments over three years, with full vesting occurring upon a change in control of the Company or upon the death or disability of the award recipient. The stock option per share exercise price is $69.94, which was equal to our closing share price on the date of option grant. The stock option maximum term is ten years after the date of grant.

With respect to fiscal year 2016 for the CEO, the Compensation Committee established, under the Fourth Amended and Restated 2008 Equity Incentive Plan, a maximum annual incentive opportunity of $1,500,000 for Mr. Lebda if our Adjusted EBITDA meets or exceeds the specified performance goals. For each fiscal quarter in 2016, Mr. Lebda will be eligible to receive up to 125% of his quarterly base salary of $150,000 if the Company’s Adjusted EBITDA attains specified target amounts for the applicable fiscal quarter. Additionally, Mr. Lebda will be eligible to receive up to 250% of his annual base salary of $600,000 if the Company’s Adjusted EBITDA attains specified target amounts for fiscal year 2016, but with any such payout to Mr. Lebda reduced by quarterly incentive amounts he had received for fiscal year 2016.

With respect to fiscal year 2016 for the other named executive officers, the Compensation Committee established a maximum annual incentive opportunity of 200% of the annual target bonus amount for each named executive officer (with the target amount based (where applicable) on the target percentages specified in the employment agreements of the NEOs) if the Company's Adjusted EBITDA meets or exceeds the specified performance goals. Such annual incentive earned, if any, will be paid in two installments with the first installment based on Adjusted EBITDA performance for the first two quarters in fiscal 2016 and then the second installment based on Adjusted EBITDA performance for all of fiscal year 2016. The first installment, which would be paid in July 2016, would comprise 25% of the total bonus amount. The remainder, if earned, would be paid after fiscal 2016.

For all NEOs for fiscal 2016, the total annual target bonus amount will entirely be variable and will be based upon our Adjusted EBITDA performance in 2016.

In April 2016, based on compensation data and analysis from PM and input from our Chief Executive Officer concerning performance and retention considerations, the Compensation Committee adopted recommendations made by our Chief People Officer and increased the annual base salary for Ms. Shumate to $240,000 and for Mr. Patel to $330,000.

Executive Compensation

The following tables provide information on compensation for the services of the NEOs for fiscal year 2015.

SUMMARY COMPENSATION TABLE - FISCAL YEAR 2015

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (4) ($)	Total ($)
Douglas Lebda	2015	$600,000	$—	$—	$947,165	$124,614	$1,671,779
Chairman & Chief Executive Officer	2014	$600,000	$1,090,799	$2,891,798	$726,627	$76,754	$5,385,978
	2013	$600,000	$3,556,330	$—	$812,337	$943,549	$5,912,216
Alex Mandel	2015	$151,385	$—	$—	$26,906	$1,726,564	$1,904,855
Chief Financial Officer (5)	2014	$250,000	$134,394	$1,432,125	$121,104	$17,821	$1,955,444
	2013	$250,000	$16,666	$—	$135,390	$1,154	$403,210
Gabe Dalporto	2015	$350,000	$—	$—	$265,206	$12,951	$628,157
President, Mortgage & Chief Marketing Officer	2014	$350,000	$134,394	$1,432,125	$203,456	$25,523	$2,145,498
	2013	$350,000	$362,523	$—	$227,454	$—	$939,977
Nikul Patel	2015	$300,000	$—	$—	$227,320	$17,801	$545,121
Chief Operating Officer (3)	2014	$283,654	$216,756	$2,025,692	$174,390	$17,545	$2,718,037
Neil Salvage	2015	$390,000	$—	$—	$282,810	$8,315	$681,125
Chief Revenue Officer (3)
Carla Shumate	2015	$230,000	$—	$—	$116,186	$8,894	$355,080
Senior Vice President, Chief Accounting Officer and Treasurer (3)	2014	$208,461	$132,210	$602,372	$71,209	$8,667	$1,022,919

(1)
Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Stock Compensation, of the stock awards and option awards granted to the named executive officer for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 8 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on March 1, 2016. The vesting terms of these equity awards are described in the below Outstanding Equity Awards at Fiscal Year-End table and footnotes to such table.

(2)
Reflects the total annual target bonus amounts paid under the annual incentive program. Information regarding our 2015 annual incentive program is described in the section above entitled 2015 Annual Incentive Program. Excludes the 2016 grant of stock options, which were awarded as a result of 2015 performance.

(3)
Fiscal year 2015 was the initial year in which Mr. Salvage became a named executive officer of the Company. Fiscal year 2014 was the initial year in which Mr. Patel and Ms. Shumate became named executive officers of the Company.

(4)
The detailed figures for Fiscal Year 2015 for this column are shown in the below table. All of the named executive officers received matching contributions to their 401(k) plans from the Company. Mr. Lebda received reimbursement for (i) a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes, (ii) a tax gross up for tuition expenses for an executive Masters of Business Administration program, (iii) certain remote communication expenses and (iv) legal fees in connection with Mr. Lebda's sale of shares in connection with the Company's follow on offering of common stock in November 2015.

	Matching Contributions made by LendingTree to 401(k)	Country Club Expenses	Tax Gross Up (a)	Dividend Equivalent Payment (b)	Remote Communication Expenses	Legal Fees	Severance Payment (c)
Douglas Lebda	$7,950	$6,741	$86,470	$—	$8,453	$15,000	$—
Alex Mandel	$1,154	$—	$—	$16,667	$—	$—	$1,708,743
Gabe Dalporto	$7,950	$—	$—	$5,001	$—	$—	$—
Nikul Patel	$7,801	$—	$—	$10,000	$—	$—	$—
Neil Salvage	$7,950	$365	$—	$—	$—	$—	$—
Carla Shumate	$4,893	$—	$—	$4,001	$—	$—	$—

(a) Amounts in this column represent a tax gross up for tuition reimbursement for an executive Masters of Business Administration program.
(b) The amounts in this column are dividend equivalent payments paid in respect of each officer's then outstanding restricted stock units in connection with the Company’s special dividend that was paid to Company stockholders in December 2012. The officers’ restricted stock unit agreements provide for payment of dividend equivalent amounts if the Company declares and pays a dividend on common stock. The dividend equivalent payments were equal to the dividend that would have been paid with respect to each restricted stock unit as if the restricted stock unit had been an actual share of common stock.
(c) The amounts in this column represent the value of the severance benefits paid to Mr. Mandel upon termination of his employment, as described in footnote (5) below.

(5)
Mr. Mandel's employment with us was terminated effective July 3, 2015. In accordance with the terms of Mr. Mandel's July 27, 2012 offer letter, as amended on July 2, 2015, Mr. Mandel was eligible to receive the following severance benefits: (i) continued payment of his base salary for twelve months and (ii) all unvested equity awards scheduled to vest within one year of his termination date became vested upon his termination. The severance benefits were conditioned upon, among other things, Mr. Mandel executing and not revoking a release of all claims against the Company. In addition, for one year after his employment has terminated, Mr. Mandel will be obligated to comply with non-compete and non-solicitation of employees and customers restrictions. The Company has the right to offset against severance payments post-employment compensation that Mr. Mandel earns as a result of his future employment with or services provided to a third party. The amount shown in the Salary column reflects the salary we paid to Mr. Mandel in 2015 through his termination of employment. The amount shown in the All Other Compensation column includes the total salary severance of $290,000 plus the intrinsic value of Mr. Mandel's accelerated equity compensation awards measured as of July 3, 2015 of $1,418,743.

The following table provides information on cash-based and equity-based awards granted in fiscal year 2015 to the named executive officers:
GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2015

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Douglas Lebda	$562,500	$750,000	$1,125,000
Alex Mandel	$130,500	$174,000	$261,000
Gabe Dalporto	$157,500	$210,000	$315,000
Nikul Patel	$135,000	$180,000	$270,000
Neil Salvage	$175,500	$234,000	$351,000
Carla Shumate	$69,000	$92,000	$138,000

The fiscal year 2015 annual cash incentive program is more fully described above in the 2015 Annual Incentive Program section. No stock awards or option awards were granted to the named executive officers in fiscal year 2015.

Employment and Change in Control Agreements

We entered into employment agreements and/or offer letter agreements with our NEOs. General provisions of these agreements are discussed below. We believe that providing our named executive officers with severance and change in control protection is important to allow the named executive officers to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, certain of our named executive officers’ employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting of equity awards in the event of a change in control of the Company. Our named executive officers receive the same employee benefits other employees receive. We do not provide our executives with tax gross ups or supplemental retirement plans.

Douglas R. Lebda. Mr. Lebda’s prior employment agreement expired pursuant to its terms on January 7, 2013. In January 2014, we entered into a new employment agreement with Mr. Lebda, effective as of January 9, 2014, that provided that he will continue to serve as our Chairman and Chief Executive Officer.

The 2014 employment agreement has a term of three years unless terminated sooner in accordance with the provisions of the agreement. Under the agreement, Mr. Lebda’s annual base salary was originally set at $600,000, which amount could be increased but not decreased without his consent. Additionally, pursuant to the agreement, Mr. Lebda is eligible to receive discretionary annual incentives in an amount up to 125% of his base salary which may be based on performance criteria established by our Compensation Committee. Mr. Lebda is, pursuant to the agreement, also eligible to participate in any employee benefit plans and vacation programs and to be reimbursed for all reasonable and necessary business expenses. The agreement further provides that all of Mr. Lebda’s outstanding equity awards would be subject to the terms of the change in control letter we issue to certain executives and would accelerate and vest upon the occurrence of a change in control and, in the case of restricted stock awards, the underlying shares would become immediately non-forfeitable and transferable. Any payments made or granted pursuant to the employment agreement shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid.

As part of his employment agreement, if we terminated Mr. Lebda’s employment without “cause” or Mr. Lebda resigned for “good reason,” as defined in the employment agreement, (each of which is referred to as a “qualifying termination”) during the term of his agreement, then Mr. Lebda would receive the following benefits: (a) payment in equal installments over a two year period of the greater of two years of his then current base salary or one year of his then current base salary plus his target annual incentive then in effect, and (b) acceleration of the vesting of all of his outstanding equity awards, and an extension of the exercisability of his stock options to two years following the termination date, subject to certain limitations. The cash payments to be paid to Mr. Lebda over the two year period will be reduced by any compensation paid to Mr. Lebda by another employer during such period. The payment of these severance payments and benefits is conditioned upon Mr. Lebda providing, and not revoking, a release of claims against us and our affiliates within forty-five days of termination. Mr. Lebda has also agreed that during the term of his employment and for two years following the termination of his employment for any reason that he will not compete with our business and that he will not solicit our employees and business partners, other than in instances of a qualifying termination within one year following a change in control, in which case, such period would be reduced to 12 months for activities unrelated to the online lending business. The agreement also imposed various restrictions on Mr. Lebda, for the benefit of us, including maintaining confidentiality of our information.

In the event of Mr. Lebda’s death during the term of the employment agreement, we would pay his designated beneficiary within 30 days of his death a lump sum payment in the amount of Mr. Lebda’s annual base salary from the date of his death through the end of the month in which his death occurs. In the event Mr. Lebda’s employment is terminated due to disability during the term of the employment agreement, we would pay him within 30 days of his termination a lump sum payment in the amount of Mr. Lebda’s annual base salary from the date of his termination through the end of the month in which his termination occurs, offset by any amounts payable to Mr. Lebda under any disability insurance plan or policy we cover.

The change in control letter issued by us to certain executives of the Company, as the same may be amended from time to time, shall control and supersede the terms of Mr. Lebda’s employment agreement with respect to any benefits or payments which would otherwise be due thereunder, in the event of a qualifying termination within the twelve-month period following a change in control of the Company. Based on the terms currently approved by the Compensation Committee, in the event that Mr. Lebda resigns for good reason or his employment is terminated without cause during the twelve month period following a change in control, Mr. Lebda will receive a severance payment of two years base salary, receipt of which would be contingent upon Mr. Lebda signing a general release of claims in favor of the Company. In addition, should a change in control occur, all of the equity issued to Mr. Lebda would immediately vest in full.

Mr. Lebda’s employment agreement defines “cause” as (1) the plea of guilty or nolo contendere to, or conviction for, a felony offense; (2) a material breach by Mr. Lebda of a fiduciary duty owed to the Company; (3) a material breach by Mr. Lebda of certain covenants in his agreement; or (4) the willful or gross neglect by Mr. Lebda of the material duties required by his agreement.

Mr. Lebda’s employment agreement defines “good reason” to mean the occurrence of any of the following without Mr. Lebda’s written consent, (1) a material adverse change in his title, duties, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of LendingTree from those in effect immediately following the effective date of his employment agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by us promptly after receipt of notice thereof given by Mr. Lebda, (2) a material reduction in Mr. Lebda’s annual base salary, (3) a relocation of Mr. Lebda’s principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (4) a material breach by us of the agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by us promptly after receipt of notice thereof given by Mr. Lebda.

A change in control of the Company is defined to occur when: (i) any person or entity who is not a controlling shareholder as of the date of the letter agreement becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. This definition of change in control is also utilized in the agreements for the other NEOs who have change in control benefits.

Alex Mandel. Mr. Mandel was a consultant to the Company prior to becoming an employee. On July 30, 2012, Mr. Mandel became an employee of LendingTree as its Chief Financial Officer. Mr. Mandel and LendingTree entered into an employment offer letter agreement and a change in control letter agreement, each dated July 27, 2012 and each amended on July 2, 2015.

The offer letter provided that Mr. Mandel would report to our chief executive officer and would work primarily in New York City. In addition, the offer letter provided that Mr. Mandel would receive an annual base salary of $250,000 and he was eligible to receive a target annual incentive of 50% of his base salary plus an additional discretionary bonus of up to 20% of base salary in the event of unusual performance in excess of targeted goals and outside the course of normal business. The offer letter also provided that Mr. Mandel was eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that he would receive 50,000 restricted stock units in connection with his hire. The offer letter also provided that for one year after his employment has terminated, Mr. Mandel will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

The offer letter provided that if Mr. Mandel’s employment was terminated by us (other than during the twelve months following a change in control of the Company), without "cause" or by Mr. Mandel for "good reason", then Mr. Mandel would be eligible to receive up to twelve months of severance pay at his annual base salary rate and accelerated vesting of any unvested equity awards that are scheduled to vest within one year of his termination date, so long as Mr. Mandel signed a general release of claims in favor of the Company. The Company had the right to offset against severance payments post-employment compensation that Mr. Mandel earns as a result of his future employment with or services provided to a third.

The offer letter further provided that should a change in control of the Company have occurred, Mr. Mandel would have immediately become fully vested in all his outstanding equity awards. In addition, if there had been a change in control and during the 12-month period following such change in control, Mr. Mandel’s employment was terminated by us without "cause" or by Mr. Mandel for "good reason", Mr. Mandel would have received a severance payment equal to two years of base salary. In this case, the severance would have been paid in a lump sum in lieu of the severance benefits described in the prior paragraph and would not be reduced by any compensation that Mr. Mandel earned from a third party. The payment of change in control payments and benefits would have been made so long as Mr. Mandel signed a general release of claims in favor of the Company.

"Cause" was defined as Mr. Mandel’s gross negligence in carrying out his duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation.

"Good reason" was defined as the occurrence of any of the following without Mr. Mandel’s written consent: (i) a material adverse change in his title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the change in control, (ii) a material reduction in his annual base salary, or (iii) a relocation of his principal place of business more than 50 miles from his current office.

As summarized above in footnote (5) to the Summary Compensation Table, Alex Mandel's employment with us was terminated effective July 3, 2015. In accordance with the terms of Mr. Mandel's July 27, 2012 offer letter, as amended on July 2, 2015, Mr. Mandel became eligible to receive severance benefits of twelve months of severance pay at his annual base salary rate and accelerated vesting of any unvested equity awards that were scheduled to vest within one year of his termination date. Mr. Mandel provided us with a release of claims and as a result he received accelerated vesting of a specified portion of his unvested equity awards and he also received twelve months of severance pay at his annual base salary rate in accordance with the foregoing.

Gabe Dalporto. Mr. Dalporto joined our Company in April 2011 and is currently our Chief Financial Officer. We entered into an employment agreement with Mr. Dalporto on January 9, 2014, the term of which expired on January 8, 2015. On March 11, 2015, we entered into a new employment agreement with Mr. Dalporto. The terms of both agreements are summarized in turn, below.

2014 Employment Agreement. The 2014 employment agreement provides that Mr. Dalporto receives an annual base salary of $350,000 and is eligible to receive an annual bonus of up to 60% of his base salary as well as equity incentives, subject to the discretion of the Compensation Committee. Any payments made or granted pursuant to the employment agreement shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid.

As part of his employment agreement, if we terminate Mr. Dalporto’s employment without “cause” or Mr. Dalporto resigns for “good reason,” (as defined in the employment agreement, and each of which is referred to as a “qualifying termination”) during the term of his agreement, then Mr. Dalporto would receive (i) any accrued obligations, including earned but unpaid salary, any earned but unpaid bonuses, and any other deferred compensation, (ii) one year of base salary, payable in installments on our regularly scheduled payroll dates, (iii) health care coverage under COBRA for a period of one year, and (iv) all of Mr. Dalporto’s restricted stock units that have vesting dates between the date of qualifying termination and February 28 of the following calendar year shall remain in effect until February 28 of the following year, based on the performance of transition services in accordance with the employment agreement, and will vest on the stated vesting dates. Receipt of such benefits is conditioned upon Mr. Dalporto providing, and not revoking, a release of claims against us and our affiliates within sixty days of the qualifying termination. Our obligation to make such payments will be offset by any compensation Mr. Dalporto earns as a result of his employment with or services provided to a third party during the period in which the base salary payments referenced in subsection (ii) above are being paid.

Mr. Dalporto has also agreed that during the term of his employment and for one year following the termination of his employment for any reason he will not compete with our business and that he will not solicit certain of our customers or employees except for a qualifying termination within one year following a change in control. The agreement also imposed various restrictions on Mr. Dalporto, for the benefit of us, including maintaining confidentiality of our information.

In the event of Mr. Dalporto’s death during the term of the employment agreement, we would pay his estate, a lump sum payment in the amount of any base salary or bonus earned but unpaid as of the termination date. In the event Mr. Dalporto’s employment is terminated due to disability during the term of the employment agreement, we would pay him, a lump sum payment in the amount of any base salary or bonus earned but unpaid as of the termination date. Unpaid salary is required to be paid within 30 days from the date of termination for death or disability. Bonus payments payable upon death or disability are required to be paid on the date of payment of the bonuses to the Company’s other senior executives.

The change in control letter issued by us to certain executives of the Company, as the same may be amended from time to time, shall control and supersede the terms of Mr. Dalporto’s employment agreement with respect to any benefits or payments which would otherwise be due thereunder, in the event of a qualifying termination within the one-year period following a change in control of the Company. Based on the terms currently approved by the Compensation Committee, in the event that Mr. Dalporto resigns for good reason or his employment is terminated without cause during the twelve-month period following a change in control, Mr. Dalporto will receive a severance payment of two years base salary, receipt of which would be contingent upon Mr. Dalporto signing, and not revoking, a general release of claims in favor of the Company. In addition, should a change in control occur, all of the equity issued to Mr. Dalporto would immediately vest in full.

Mr. Dalporto’s employment agreement defines “cause” as fraud, dishonesty, theft, embezzlement, misconduct by Mr. Dalporto injurious to us or any of our affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with us or any of our affiliates, unauthorized use of any of our trade secrets or the trade secrets of any of our affiliates or confidential information as such term is defined in the agreement, a material violation of any policy, code or standard of ethics generally applicable to our employees, material breach of fiduciary duties owed to us, excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by Mr. Dalporto of the duties assigned to him.

2015 Employment Agreement. On March 11, 2015, we entered into a new employment agreement with Mr. Dalporto that provides that he will continue to serve as our Chief Marketing Officer and President, Mortgage. In June 2015, Mr. Dalporto was appointed Chief Financial Officer of the Company and, since that date, no longer serves as the Company's Chief Marketing Officer and President, Mortgage. The term of the 2015 employment agreement expires on February 6, 2018 and is subject to renewal for two additional successive one-year periods thereafter. The terms of the 2015 employment agreement are the same as the 2014 employment agreement (summarized above), except for the following differences: First, all of Mr. Dalporto’s restricted stock units that have vesting dates between the date of a qualifying termination and February 19, 2016 would have vested on the date that a release of claims signed by Mr. Dalporto became effective if his employment had been so terminated. Second, the employment agreement defines “good reason” to mean the occurrence of any of the following without Mr. Dalporto’s written consent: (1) material adverse change in the office to which Mr. Dalporto reports, subject to specified conditions; (2) material reduction in Mr. Dalporto’s annual base salary; (3) relocation of Mr. Dalporto’s principal place of business more than fifty miles from the San Francisco, California metropolitan area; or (4) material reduction of Mr. Dalporto’s day-to-day duties such that his duties no longer include general management functions or participation on the Company’s senior executive team.

Nikul Patel. On June 11, 2012, Mr. Patel became an at-will employee of the Company and he currently serves as our Chief Operating Officer pursuant to an employment offer letter agreement dated May 23, 2012 and two letter agreements with the Company dated April 7, 2014 (as amended in December 2015). The offer letter provides that Mr. Patel will receive an annual base salary of $200,000 and he is eligible to receive a target annual incentive of 50% of his base salary. The offer letter also provides that Mr. Patel is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that he received equity compensation grants (35,000 restricted stock units plus eligibility to receive another 5,000 restricted stock units based upon successful build out of our rate table and attainment of specified revenue targets) in connection with his hire. The offer letter further provides that for one year after his employment has terminated, Mr. Patel will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

On April 7, 2014, pursuant to a letter agreement, the Company agreed that if Mr. Patel’s employment was terminated by us without "cause" and not because of unacceptable performance, Mr. Patel would receive 12 months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Mr. Patel providing a release of claims and also subject to cessation of such severance if he secured new employment). “Cause” is generally defined as (i) gross negligence by Mr. Patel in performing his duties or (ii) any breach of his fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets or (vi) failure to cooperate in a Company investigation.

On April 7, 2014, pursuant to a change in control letter agreement, the Company agreed that if a change in control of the Company occurs, Mr. Patel will immediately become fully vested in all his outstanding equity awards. In addition, if there is a change in control and during the 12-month period following such change in control, Mr. Patel’s employment is terminated by us without "cause" or by Mr. Patel for "good reason", Mr. Patel will receive a severance payment equal to two years of base salary. This severance is paid in a lump sum in lieu of the severance benefits described in the prior paragraph and Mr. Patel will have no requirement to mitigate this severance. The payment of these change in control payments and benefits will be made so long as Mr. Patel signs a general release of claims in favor of the Company. The change in control letter provides that for one year after his employment has terminated, Mr. Patel will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. The change in control letter generally defines “good reason” to mean the occurrence of any of the following without Mr. Patel’s written consent, (1) material adverse change in Mr. Patel’s title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the change in control, (2) material reduction in Mr. Patel’s annual base salary, or (3) relocation of Mr. Patel’s principal place of business more than fifty miles from his current office location.

Each of the April 7, 2014 agreements were amended on December 31, 2015 to provide that Mr. Patel must execute (and not revoke) the waiver and release document within 45 days following the effective date of termination of his employment other than for "cause" or unacceptable performance. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of his annual base salary) will be paid on the 60th day after termination of his employment and, for the ten months thereafter, he will receive pro-rate installments of the severance pay. In certain circumstances, payment of amounts may be required to be delayed for a period of six months after separation from service and the accumulated amount would then be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. In addition, in order to resign his employment for "good reason," Mr. Patel must notify the Company in writing within 15 days of the initial existence of any event falling under the definition of "good reason." The Company will then have 60 days following its receipt of such notice to cure or remedy such alleged "good reason" event.

Neil Salvage. Mr. Salvage joined our Company as an at-will employee in July 2013 and he currently serves as our Chief Revenue Officer pursuant to an employment offer letter dated June 10, 2013 (as revised on August 2, 2013). The employment offer letter provides that Mr. Salvage will receive an annual base salary of $390,000 and he is eligible to receive a target annual incentive of 60% of his base salary, subject to the discretion of the Compensation Committee. The employment offer letter further provides that in the event of Mr. Salvage’s termination for a reason other than "cause", Mr. Salvage’s next available tranche of equity will vest upon his termination. The offer letter further provides that Mr. Salvage is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that he received a sign-on bonus of $10,000 and equity compensation grants (46,314 restricted stock units, plus eligibility to receive additional restricted stock units valued at $100,000 in February 2014) in connection with his hire. For one year after his employment has terminated, Mr. Salvage will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. “Cause” is generally defined as (i) gross negligence by Mr. Salvage in performing his duties or (ii) any breach of his fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets.

On January 15, 2015, pursuant to a letter agreement, the Company agreed that if Mr. Salvage’s employment was terminated for a reason other than Cause, Mr. Salvage would receive 6 months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Mr. Salvage providing a release of claims and also subject to cessation of such severance if he secured new employment). “Cause” is generally defined as (i) gross negligence by Mr. Salvage in performing his duties or (ii) any breach of his fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets.

Carla Shumate. On December 12, 2012, Ms. Shumate became an at-will employee of the Company and she currently serves as our Chief Accounting Officer pursuant to an employment offer letter agreement dated December 11, 2012 and two letter agreements with the Company dated March 11, 2015 (as amended in December 2015). The offer letter provides that Ms. Shumate will receive an annual base salary of $200,000 and she is eligible to receive a target annual incentive of 30% of her base salary, subject to the discretion of the Compensation Committee. The offer letter further provides that Ms. Shumate is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that she received relocation assistance (up to $25,000) and equity compensation grants (6,000 restricted stock units) in connection with her hire. The offer letter also provided that she would have received severance of six months continued base salary (subject to providing a release of claims and cessation of such severance if she secured new employment) if her employment had been terminated without cause by us before the first anniversary of her hire. For one year after her employment has terminated, Ms. Shumate will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

On December 11, 2012, pursuant to a change in control letter agreement, the Company agreed that if a change in control of the Company occurs, Ms. Shumate will immediately become fully vested in all her outstanding equity awards. In addition, if there is a change in control and during the 12-month period following such change in control, Ms. Shumate’s employment is terminated by us without cause or by Ms. Shumate for good reason, Ms. Shumate will receive a severance payment equal to six months of base salary. This severance is paid in a lump sum in lieu of any severance benefits available to Ms. Shumate under the Company’s general severance plan or other arrangement to which Ms. Shumate would otherwise be entitled to severance benefits, and Ms. Shumate will have no requirement to mitigate this severance. The payment of these change in control payments and benefits will be made so long as Ms. Shumate signs a general release of claims in favor of the Company. The change in control letter provides that for one year after her employment has terminated, Ms. Shumate will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. The change in control letter generally defines “good reason” to mean the occurrence of any of the following without Ms. Shumate written consent, (1) material adverse change in Ms. Shumate’s title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the change in control, (2) material reduction in Ms. Shumate’s annual base salary, or (3) relocation of Ms. Shumate’s principal place of business more than fifty miles from her current office location. The December 11, 2012 change in control letter was superseded by the March 11, 2015 change in control letter, which is described below.

On March 11, 2015, pursuant to a letter agreement, the Company agreed that if Ms. Shumate’s employment was terminated by us without "cause" and not because of unacceptable performance, Ms. Shumate would receive 6 months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Ms. Shumate providing a release of claims and also subject to cessation of such severance if she secured new employment). “Cause” is generally defined as (i) gross negligence by Ms. Shumate in performing her duties or (ii) any breach of her fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets or (vi) failure to cooperate in a Company investigation.

On March 11, 2015, we entered into a new change in control letter agreement with Ms. Shumate, which replaced and superseded the December 11, 2012 change in control letter agreement. The terms of the March 11, 2015 change in control letter agreement are the same as the December 11, 2012 change in control agreement, described above, except that if there is a change in control and during the 12-month period following such change in control, Ms. Shumate’s employment is terminated by us without cause or by Ms. Shumate for good reason, Ms. Shumate will receive a severance payment equal to twelve months of base salary, rather than six months of base salary as contemplated by the December 11, 2012 change in control letter agreement.

Each of the March 11, 2015 agreements were amended on December 31, 2015 to provide that Ms. Shumate must execute (and not revoke) the waiver and release document within 45 days following the effective date of termination of her employment other than for “cause” or unacceptable performance. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of his annual base salary) will be paid on the 60th day after termination of her employment and, for the ten months thereafter, she will receive pro-rata installments of the severance pay. In certain circumstances, payment of amounts may be required to be delayed for a period of six months after separation from service and the accumulated amounts would then be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. In addition, in order to resign her employment for “good reason,” Ms. Shumate must notify the Company in writing within 15 days of the initial existence of any event falling under the definition of “good reason.” The Company will then have 60 days following its receipt of such notice to cure or remedy such alleged “good reason” event.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was one of our officers or employees, or is related to any other member of the Compensation Committee, or any member of our Board of Directors, or any other of our executive officers, by blood, marriage or adoption or had any other relationship requiring disclosure under SEC rules.

2015 Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding equity awards held by our named executive officers as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - FISCAL YEAR 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (7) (#)	Market Value of Shares or Units of Stock That Have Not Vested (8) ($)
Douglas Lebda	589,850		$8.48	01/07/18	(1)
	150,000		$7.43	03/01/22	(2)
	51,290		$5.35	04/08/21	(3)
	51,289		$5.89	04/08/21	(3)
	51,289		$6.42	04/08/21	(3)
	18,034	36,069	$23.80	05/07/24	(4)
		200,000	$26.59	08/06/24	(5)
						68,762	$6,139,071
Gabe Dalporto	1,662	3,327	$33.59	02/19/24	(6)
		125,000	$26.59	08/06/24	(5)
						9,335	$833,429
Nikul Patel	2,681	5,365	$33.59	02/19/24	(6)
		175,000	$26.59	08/06/24	(5)
						17,637	$1,574,631
Neil Salvage		2,488	$33.59	02/19/24	(6)
		75,000	$26.59	08/06/24	(5)
						16,041	$1,432,140
Carla Shumate	804	1,610	$33.59	02/19/24	(6)
		52,000	$26.59	08/06/24	(5)
						1,957	$174,721

(1)	Time-based stock option was granted on August 21, 2008 and vested in full on August 21, 2013.

(2)	Time-based stock option was granted on March 1, 2012 and vested in three equal annual installments on March 1st of 2013, 2014, and 2015, respectively.

(3)	Time-based stock options were granted on April 8, 2011 and vested in three equal annual installments on April 8th of 2012, 2013, and 2014, respectively.

(4)	Time-based stock option was granted on May 7, 2014 and will vest in three equal annual installments on May 7th of 2015, 2016, and 2017, respectively, subject to continued employment.
(5) Time-based stock option was granted on August 6, 2014 and will vest as follows subject to continued employment: 25% of the option will vest on February 6, 2017 and 75% of the option will vest on February 6, 2018. The stock option will also fully vest if the optionee's service is terminated due to his/her death or disability.
(6) Time-based stock option was granted on February 19, 2014 and one-third of the option vested on February 19, 2015 and the remaining two-thirds of the option will vest in two equal annual installments on February 19th of 2016 and 2017, respectively, subject to continued employment.
(7) The table below provides the vesting schedules for the restricted stock and unvested restricted stock units held by our NEOs as of December 31, 2015.

Name	Award Type	Vesting Date	2016	2017
Douglas Lebda	Stock	February 12	20,834
	Stock	November 6	19,001
	Stock	May 7	14,463	14,464
Gabe Dalporto	RSU	February 12	6,667
	RSU	February 19	1,334	1,334
Nikul Patel	RSU	February 12	13,334
	RSU	February 19	2,151	2,152
Neil Salvage	RSU	February 12	14,046
	RSU	February 19	997	998
Carla Shumate	RSU	February 19	666
	RSU	February 19	645	646
(8) The market value of the unvested restricted stock units and restricted stock awards is calculated by multiplying the respective number of shares or units of stock by the closing market price of $89.28 of a share of our common stock as of December 31, 2015.

Option Exercises and Stock Vested - Fiscal Year 2015

The following table shows the value received from vesting of restricted stock units and restricted stock in fiscal year 2015 for the named executive officers.
OPTION EXERCISES AND STOCK VESTED - FISCAL YEAR 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda	—	—	54,295	$4,069,253
Alex Mandel	3,325	287,313	19,334	$1,544,682
Gabe Dalporto	—	—	8,000	$342,000
Nikul Patel	—	—	25,484	$1,301,268
Neil Salvage	1,243	127,987	15,043	$641,004
Carla Shumate	—	—	3,313	$246,711

For option awards, the value realized equals the aggregate fair market value of the common stock acquired on the date of exercise of the options minus the aggregate exercise price. For stock awards, the value realized equals the aggregate fair market value of our common stock based on the closing price of our shares on the applicable date of vesting.

Pension Benefits

We do not maintain any defined benefit pension plans for the NEOs.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans for the NEOs.

Potential Payments Upon Termination or Company Transaction

Payments made upon resignation or termination for cause, death or disability

If a named executive officer resigns or his/her employment is terminated by us for cause, the named executive officer will be entitled only to any accrued and unpaid salary and vested benefits and no severance. Mr. Lebda is entitled to certain additional base salary payments upon termination of his employment due to death or disability, as set forth in Mr. Lebda’s employment agreement, described above. In addition, certain stock options held by the named executive officers will become fully vested upon termination of employment due to death or disability.

Payments made upon involuntary termination by the Company without cause or for good reason by executive, or company change in control

If a named executive officer who is party to an employment (or offer letter) agreement is involuntarily terminated either without cause by us (or by the executive due to a specified good reason), such named executive officer may be entitled to severance benefits as further described above for each named executive officer in the Employment and Change in Control Agreements section.

Hypothetical potential payment estimates

The table below provides estimates for compensation payable to each named executive officer under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees.

The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on December 31, 2015, the last day of fiscal year 2015, applying the provisions of the contractual agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may (and likely will) differ.

For purposes of the hypothetical payment estimates shown in the below table, some of the other important assumptions were:

•	Annual base salary as of December 31, 2015;

•	Cash out of all unvested equity compensation awards (for which vesting is accelerated on December 31, 2015) at their intrinsic value on December 31, 2015;

•	December 31, 2015 per share closing price of $89.28;

•	No severance benefits are offset by mitigation; and

•	NEOs comply with all conditions to obtaining severance benefits including providing release of claims.

Name	Change in Control Without Involuntary Termination	Involuntary Termination (Without Cause or for Good Reason) Outside of Change in Control	Involuntary Termination (Without Cause or for Good Reason) Within 12 Months of a Change in Control	Death or Disability
Douglas Lebda
Cash Severance	$—	$1,350,000	$1,200,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	21,038,869	21,038,869	21,038,869	18,677,071
Total	$21,038,869	$22,388,869	$22,238,869	$18,677,071
Gabe Dalporto
Cash Severance	$—	$350,000	$700,000	$156,886
Continuation of Health Insurance Benefits	—	20,000	—	—
Acceleration of Vesting of Equity Awards	8,854,959	714,329	8,854,959	8,669,679
Total	$8,854,959	$1,084,329	$9,554,959	$8,826,565
Nikul Patel
Cash Severance	$—	$300,000	$600,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	12,844,158	—	12,844,158	12,545,381
Total	$12,844,158	$300,000	$13,444,158	$12,545,381
Neil Salvage
Cash Severance	$—	$195,000	$195,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	6,272,447	1,254,027	—	6,133,890
Total	$6,272,447	$1,449,027	$195,000	$6,133,890
Carla Shumate
Cash Severance	$—	$115,000	$230,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	3,524,262	—	3,524,262	3,434,601
Total	$3,524,262	$115,000	$3,754,262	$3,434,601

As summarized above in footnote (5) to the Summary Compensation Table, Alex Mandel’s employment with us was terminated effective July 3, 2015. In accordance with the terms of Mr. Mandel’s July 27, 2012 offer letter, as amended on July 2, 2015, Mr. Mandel was eligible to receive the following severance benefits: (i) continued payment of his base salary for twelve months and (ii) all unvested equity awards scheduled to vest within one year of his termination date become vested upon his termination. The Company had the right to offset against severance payments post-employment compensation that Mr. Mandel earns as a result of his future employment with or services provided to a third party. The estimated total value of these severance benefits, assuming no offset from future compensation, is (1) $290,000 for the continued payments of base salary and (2) $1,418,743 for the intrinsic value of Mr. Mandel’s accelerated equity compensation awards measured as of July 3, 2015.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board:

The Compensation Committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee unanimously recommended to the Board that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2016 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Peter C. Horan, Chairperson Neal Dermer Saras Sarasvathy

DIRECTOR COMPENSATION

2015 Non-Employee Director Compensation

Our Nominating Committee recommends non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our stockholders. When considering non-employee director compensation arrangements, management provides the Nominating Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

The following table presents our non-employee director compensation arrangements for fiscal year 2015:

Elements:	Cash Retainer/Fees ($)	Annual Restricted Stock Units/Stock Option Award ($)
Annual retainer	$40,000	$60,000
Audit Committee Chair	$15,000	$—
Service on the Audit Committee (excluding the Audit Committee Chair who will instead receive the fee described above)	$10,000	$—
Executive Committee Chair	$35,000	$—
Service on the Executive Committee (excluding the Executive Committee Chair who will instead receive the fee described above)	$2,500	$—
Service on the Compensation Committee	$10,000	$—

As shown above, each non-employee member of our Board receives an annual cash retainer in the amount of $40,000. Each member of the Audit, Compensation and Executive Committees receives an additional annual retainer in the amount reflected above. Compensation may also be provided for service on any special or ad hoc committee that the Board may form from time to time.

In April 2015 the Nominating Committee recommended, and the Board approved, an increase in the dollar value of the annual equity grant to continuing non-employee directors from approximately $50,000 in fiscal year 2014 to approximately $60,000 in fiscal year 2015. The form of the equity award remained consistent with two-thirds of the total grant value (approximately $40,200) in the form of restricted stock units and one-third of the total grant value (approximately $19,800) in the form of nonqualified stock options. The number of shares subject to the stock option will be a whole number that is equal to the quotient of (i) $19,800 divided by (ii) the product of our closing per share price on the date of grant multiplied by the Black-Scholes valuation percentage then used by the Compensation Committee for the determination of broad-based stock option grants to employees. The stock option per share exercise price will be equal to the closing per share price on the date of grant. For directors who are elected or re-elected at our annual meeting of stockholders, each equity award will be granted on the date of such annual stockholders meeting and will vest, subject to continued service, in two equal annual installments on the first two anniversaries of the grant date. These equity awards shall fully vest earlier upon the occurrence of a change in control occurring during a director’s service. The magnitude of the equity awards will be pro-rated for partial year service for newly appointed non-employee directors.

Compensation Election for Non-Employee Directors. Non-employee directors may elect to have their future cash fees which would be earned for service on our Board and its committees instead paid in the form of vested restricted stock units (“RSU”) which would be issued under the 2008 Stock and Annual Incentive Plan. If a director timely makes such an election, then such director will be entitled to receive on the date of the Company’s annual meeting of stockholders during the following calendar year (the “Reference Date”) a RSU award for a number of shares equal to the amount of the cash compensation otherwise due to such director on the Reference Date divided by the Company’s closing share price on the Reference Date. The election to receive cash fees in the form of RSUs must be made in writing on or before the last business day of the calendar year and applies to the cash fees that would otherwise become payable to the director in the following calendar year. A newly elected or appointed non-employee director will first be eligible to make the election within thirty days after he or she joins our Board, effective for the remainder of the calendar year in which the director is elected or appointed. Once given, an election will generally be irrevocable for the calendar year for which it is made and each such election will affect only such calendar year. A new election will be required for each subsequent calendar year.

Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at meetings of our Board and its committees.

The following table provides information on the compensation of our non-employee directors for the year ended December 31, 2015.

DIRECTOR COMPENSATION - FISCAL YEAR 2015

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Total ($)
Neal Dermer	$50,000	$40,198	$19,818	$110,016
Robin Henderson	$52,500	$40,188	$19,818	$112,506
Peter C. Horan	$60,000	$40,188	$19,818	$120,006
Steven Ozonian	$90,000	$40,188	$19,818	$150,006
Saras Sarasvathy (3)	$21,237	$34,811	$16,705	$72,753
Craig Troyer	$40,000	$40,188	$19,818	$100,006

(1)
In accordance with the Deferred Compensation Plan for Non-Employee Directors (described above), each of Mr. Dermer, Mr. Ozonian and Mr. Troyer elected to receive a portion of his director cash fees in the form of stock units. Therefore in lieu of receiving $45,000, $40,000 and $35,000, respectively, in cash, on June 10, 2015, Mr. Dermer, Mr. Ozonian and Mr. Troyer received a grant of 700, 622 and 544 vested stock units, respectively. On June 10, 2015, the closing price of a share of our common stock on the NASDAQ Stock Market was $64.30. The estimated grant date fair value of Mr. Dermer's, Mr. Ozonian's and Mr. Troyer's stock units were $45,010, $39,995 and $34,979, respectively. In accordance with applicable disclosure rules, $45,000 of Mr. Dermer's grant date fair value is included in the Fees earned or paid in cash column and the other $10 is included in the stock award column.

(2)
Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the restricted stock unit and stock option awards granted to the directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 8 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC on March 1, 2016.

On June 10, 2015, each of Mr. Dermer, Ms. Henderson, Mr. Horan, Mr. Ozonian and Mr. Troyer received a grant of 625 restricted stock units and a grant of a stock option to purchase 800 common shares. On June 10, 2015, the closing price of a share of our common stock on the NASDAQ Stock Market was $64.30. The per share exercise price for the stock option is $64.30. Both the restricted stock units and the stock option vest in two equal annual installments on June 10, 2016 and June 10, 2017, respectively. The stock option maximum term is ten years after the date of grant.

(3)
The Board elected Saras Sarasvathy as a director on July 29, 2015. In connection with such election, on July 29, 2015 Ms. Sarasvathy received a grant of 437 restricted stock units and a grant of a stock option to purchase 548 common shares. On July 29, 2015, the closing price of a share of our common stock on the NASDAQ Stock Market was $79.66. The per share exercise price for the stock option is $79.66. Both the restricted stock units and the stock option vest in two equal annual installments on July 29, 2016 and July 29, 2017, respectively. The stock option maximum term is ten years after the date of grant.

The table below provides the number of outstanding stock options and restricted stock units held by each director as of December 31, 2015.

Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Neal Dermer	2,410	1,270
Robin Henderson	1,326	836
Peter C. Horan	2,410	1,270
Steven Ozonian	2,410	1,270
Saras Sarasvathy	548	437
Craig Troyer	2,155	1,168

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table summarizes information, as of December 31, 2015, regarding our equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
2005 Stock and Annual Incentive Plan	597,550	$8.59	(1)	—
2008 Stock and Annual Incentive Plan	1,558,009	$23.54	(1)	1,017,834
Equity compensation plans not approved by security holders:
None	—	$—		—
Total	2,155,559	$18.89	(1)	1,017,834

(1)	The weighted average exercise price does not take into account the shares subject to outstanding time-based vesting restricted stock units which settle on a one share for one unit basis.
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, as of April 22, 2016, relating to the beneficial ownership of our shares of common stock by (1) each person known by us that owns beneficially more than 5% of the outstanding shares of common stock, (2) each current director and director nominee, (3) each of the named executive officers, and (4) all executive officers and directors as a group.

Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 11115 Rushmore Drive, Charlotte, North Carolina 28277. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 22, 2016, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 22, 2016, there were 11,880,874 shares validly issued and outstanding.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Neal Dermer	7,025	(1)	*
Robin Henderson	1,187	(2)	*
Peter C. Horan	42,551	(1)	*
Douglas Lebda	2,683,995	(3)	21.2%
Steven Ozonian	24,406	(1)	*
Saras Sarasvathy	—		*
Craig Troyer	2,479	(4)	*
Gabriel Dalporto	6,582	(5)	*
Nikul Patel	35,681	(6)	*
Neil Salvage	17,493		*
Carla Shumate	4,834	(7)	*
All directors and executive officers as a group (11 persons)	2,826,233		22.0%
Liberty Interactive Corporation	2,773,987	(8)	23.4%
Blackrock, Inc.	643,233	(9)	5.4%
G2 Investment Partners Management LLC	681,238	(10)	5.7%
G2 Investment Partners GP LLC	600,303	(10)	5.1%
G2 Investment Partners QP LP	600,303	(10)	5.1%
* The percentage of shares beneficially owned does not exceed 1%.

(1)	Includes 2,010 shares subject to options exercisable within 60 days of April 22, 2016 and 958 restricted stock units that are scheduled to vest within 60 days of April 22, 2015.

(2)	Includes 663 shares subject to options exercisable within 60 days of April 22, 2015 and 313 restricted stock units that are scheduled to vest within 60 days of April 22, 2015.

(3)
Includes 929,786 shares subject to options exercisable within 60 days of April 22, 2015 and 45,374 shares held by a family trust. Also includes 3,766 shares owned by Mr. Lebda's spouse with respect to which Mr. Lebda has disclaimed beneficial ownership.

(4)	Includes 1,078 shares subject to options exercisable within 60 days of April 22, 2015 and 313 restricted stock units that are scheduled to vest within 60 days of April 22, 2015.

(5)	Includes 1,662 shares subject to options exercisable within 60 days of April 22, 2015.

(6)	Includes 2,681 shares subject to options exercisable within 60 days of April 22, 2015.

(7)	Includes 804 shares subject to options exercisable within 60 days of April 22, 2015.

(8)
Information based on a Schedule 13D/A filed with the SEC by Liberty Interactive Corporation (formerly known as Liberty Media Corporation, “Liberty”) on May 23, 2011. The address of Liberty reported on such Schedule 13D/A is 12300 Liberty Boulevard, Englewood, Colorado 80112.

(9)
Information based on a Schedule 13G filed with the SEC by Blackrock, Inc. ("Blackrock") on January 28, 2016. The address of Blackrock reported on such Schedule 13G is 55 East 52nd Street, New York, NY 10055.

(10)
Information based on a Schedule 13G/A filed with the SEC by G2 Investment Partners Management LLC (“G2”), G2 Investment Partners GP LLC and G2 Investment Partners QP LP on February 16, 2016. The address of G2 reported on such Schedule 13G/A is One Rockefeller Plaza, 23rd Floor, New York, NY 10020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Liberty Interactive Corporation

In May 2008, IAC/InterActiveCorp entered into a “Spinco Agreement” with Liberty Interactive Corporation and certain others. At the time of the spin-off, we assumed from IAC/InterActiveCorp all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements related to our businesses.

As of May 23, 2011, Liberty Interactive reports beneficial ownership of 2,773,987 shares of our common stock representing 23.4% of our outstanding common stock. The following summary describes the material terms of our governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which is filed as Exhibit 10.1 to IAC/InterActiveCorp’s Current Report on Form 8-K dated May 16, 2008. The Spinco Agreement also required us to enter into a registration rights agreement with Liberty Interactive and certain others at the time of the spin-off, as described below.

Spinco Agreement

Representation of Liberty Interactive on our Board of Directors

The Spinco Agreement generally provides that so long as Liberty Interactive beneficially owns securities representing at least 20% of the total voting power of our equity securities, Liberty Interactive has the right to nominate up to 20% of the directors serving on our Board of Directors (rounded up to the nearest whole number). Any director nominated by Liberty Interactive must be reasonably acceptable to a majority of the directors on our Board of Directors who were not nominated by Liberty Interactive. All but one of Liberty Interactive’s nominees serving on our Board of Directors must qualify as “independent” under the NASDAQ Stock Market rules. In addition, the Nominating Committee may include only “Qualified Directors,” namely directors other than any who were nominated by Liberty Interactive, are our officers or employees or were not nominated by the Nominating Committee in their initial election to our Board of Directors and for whose election Liberty Interactive voted shares. In 2013, Liberty Interactive exercised its right to nominate Neal Dermer to serve on our Board of Directors. In 2014, Liberty Interactive further exercised its right to nominate Craig Troyer to serve on our Board of Directors.

Liberty Interactive also agreed, until the second anniversary of the spin-off in August 2010, to vote all of our equity securities beneficially owned by them in favor of the election of the full slate of director nominees recommended to our stockholders by our Board of Directors so long as the slate included the director-candidates that Liberty has the right to nominate. That agreement is no longer in effect.

Acquisition Restrictions

Liberty Interactive has agreed in the Spinco Agreement not to acquire beneficial ownership of any of our equity securities (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, Liberty Interactive’s ownership percentage of our equity securities, based on voting power, would not exceed the Applicable Percentage.
The “Applicable Percentage” initially is Liberty Interactive’s ownership percentage upon the spin-off, based on voting power (approximately 30%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage with respect to us will be reduced for specified transfers of our equity securities by Liberty Interactive. Notwithstanding the foregoing, during the first two years following the spin-off, acquisitions by Liberty Interactive were further limited to specified extraordinary transactions. These restrictions apply also to Liberty Interactive’s affiliates who acquire Liberty Interactive’s shares in our Company.

Standstill Restrictions

Until the second anniversary of the spin-off in August 2010, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under “Acquisition Restrictions” or “Competing Offers” or in certain other limited circumstances, Liberty Interactive was not permitted to:

•	offer to acquire beneficial ownership of any of our equity securities;

•	initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control our management, Board of Directors, governing instruments or policies or affairs;

•	offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

•	subject any of our equity securities to a voting agreement;

•	make a request to amend any of the provisions described under “Acquisition Restrictions”, “Standstill Restrictions” or “Competing Offers”;

•
make any public disclosure, or take any action which could reasonably be expected to require us to make any public disclosure, with respect to any of the provisions described under “Standstill Restrictions”; or

•	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under “Standstill Restrictions.”
No such standstill restrictions are currently in effect.

Transfer Restrictions

Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by Liberty Interactive of any of our equity securities to any person except for certain transfers, including:

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by us;

•
transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of Liberty Interactive, to any person whose ownership percentage (based on voting power) of our equity securities, giving effect to the transfer, would exceed 15%;

•
a transfer of all of our equity securities beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

•
specified transfers in connection with changes in the beneficial ownership of the ultimate parent of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

•	specified transfers relating to certain hedging transactions or stock lending transactions, subject to specified restrictions.
These restrictions apply also to Liberty Interactive’s affiliates who acquire Liberty Interactive’s shares in our Company.

Competing Offers

During the period when Liberty continues to have the right to nominate directors to our Board of Directors, if our Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), Liberty Interactive is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that we are negotiating with a single bidder, our Board of Directors must consider any offer for a transaction made in good faith by Liberty Interactive but is not obligated to accept any such offer or to enter into negotiations with Liberty Interactive.

If a third party (x) commences a tender or exchange offer for at least 35% of our capital stock other than pursuant to an agreement with us or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, Liberty Interactive generally will be relieved of the obligations described under “Standstill Restrictions” and “Acquisition Restrictions” above to the extent reasonably necessary to permit Liberty Interactive to commence and consummate a competing offer. If Liberty Interactive’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the applicable spin-off and the date that Liberty Interactive’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

Other

Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between Liberty Interactive or its affiliates and us that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

Registration Rights Agreement

Under a registration rights agreement, Liberty Interactive and its permitted transferees are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of our common stock received by Liberty Interactive as a result of the spin-off and other shares of our common stock acquired by Liberty Interactive or its affiliates consistent with the Spinco Agreement. These holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the registrable shares.

We are obligated to indemnify these holders, and each selling holder will be obligated to indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement.

Other Arrangements

In 2015, the Company paid total compensation of $120,569, comprised of $75,654 in base salary, $18,395 in non-equity incentive compensation and $26,520 in restricted stock units to Megan Lebda. Ms. Lebda became the spouse of our CEO during 2015 and is an employee in our marketing department.

In 2015, the Company paid total compensation of $281,647, comprised of $124,327 in base salary, $39,370 in non-equity incentive compensation and $117,950 in restricted stock units to Jarret DiToro. Mr. DiToro is the brother-in-law of our CFO and is an employee in our marketing department.
RELATED PERSONS TRANSACTION POLICY

Our Board of Directors has adopted a written policy setting forth the procedures and standards we apply to reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the SEC or any stock exchange upon which our common stock may then be listed. Under the policy, “related person” means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

Under the policy, all related person transactions must be reviewed by either our Audit Committee or another independent body of our Board of Directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our Company. Such executive officers, directors and greater than 10% stockholders are required to furnish to us copies of all such reports they file. Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for such persons, we believe that, during fiscal year 2015, all filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with on a timely basis, except one Form 4 filed on July 10, 2015 by Mr. Troyer, pursuant to which two transactions were reported one day late.
ANNUAL REPORT

Upon written request to our Corporate Secretary at 11115 Rushmore Drive, Charlotte, North Carolina 28277, we will provide without charge to each person solicited an additional copy of our 2015 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at http://investor-relations.tree.com/sec.cfm. We will furnish requesting stockholders with any exhibit not contained in our 2015 Annual Report on Form 10-K upon payment of a reasonable fee.
PROPOSALS BY STOCKHOLDERS
FOR PRESENTATION AT OUR 2017 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2017 Annual Meeting of Stockholders must submit the proposal to us at our corporate headquarters no later than January 1, 2017, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at our 2017 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than March 1, 2017. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the form of proxy will vote the shares they represent in their discretion.

Charlotte, North Carolina
April 29, 2016

lendingtree℠

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 pm, Eastern Time, on June 14, 2016.

Vote by Internet

- Go to **www.envisionreports.com/TREE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Vote by mail

- To vote by mail, mark, sign and date your proxy card and return it in the enclosed, postage-paid envelope

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Neal Dermer	☐	☐	02 - Robin Henderson	☐	☐	03 - Peter Horan	☐	☐
04 - Douglas Lebda	☐	☐	05 - Steven Ozonian	☐	☐	06 - Saras Sarasvathy	☐	☐
07 - Craig Troyer	☐	☐						

+

The Board of Directors has fixed the close of business on April 18, 2016 as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X +

02CN9A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

lendingtree[SM]

Proxy — LendingTree, Inc.

Notice of 2016 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 15, 2016

Janna James and Rebecca Martello, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LendingTree, Inc. to be held on June 15, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)